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                                                                    EXHIBIT 99.1


                               PRIMARK CORPORATION

                        1992 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1 - PURPOSE

     This 1992 Employee Stock Purchase Plan (the "Plan") is intended as an incentive and to encourage stock ownership by all eligible employees of Primark Corporation (the "Company") and participating subsidiaries so that they may share in the fortunes of the Company by acquiring or increasing their proprietary interest in the Company.

ARTICLE 2 - ADMINISTRATION

     The Plan shall be administered and interpreted by the Compensation Committee ("Committee") of the Board of Directors of the Company. The determinations of the Committee shall be conclusive.

ARTICLE 3 - STOCK SUBJECT TO THE PLAN

     The shares to be sold to participants in the Plan shall be made available either from authorized but unissued shares of Common Stock of the Company or from shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 1,000,000, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, and the like.

ARTICLE 4 - ELIGIBLE EMPLOYEES

     Any employee of the Company or any of its participating subsidiaries who is customarily employed for at least 20 hours per week and who has completed six months continuous employment with the Company or any of its subsidiaries shall be eligible to participate in the Plan. Employees who attain the status of continuous employment for six months or more after the commencement of an offering period shall, if they elect to participate, become participants in the Plan for the first time in the succeeding offering period. In no event may an employee who owns, within the meaning of Section 423(b)(3) of the Internal Revenue Code of 1986 ("Code"), five percent or more of the combined voting power or value of all classes of stock of the Company participate in the Plan nor may anyone who is not an employee of the Company or a participating subsidiary participate in the Plan.





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ARTICLE 5 - OFFERING PERIODS

     The Plan will be implemented by two offerings during each twelve month period of the Plan. Each offering shall be of six months duration. The first offering period shall commence as soon as practicable after the effective date of the Company's registration statement with respect to the Plan.

ARTICLE 6 - PURCHASE PRICE

     The purchase price at which shares will be sold to participants in the Plan shall be the lesser of (i) 85% of the average market price of the Company's Common Stock on the first business day of the offering period, or (ii) 85% of the average market price of the Company's Common Stock on the last business day of the offering period.

     For purposes of this Plan the phrase "average market price" means the average of the high and low prices of a share of Common Stock of the Company on the New York Stock Exchange.

ARTICLE 7 - PAYROLL DEDUCTIONS

     The purchase price of the shares to be acquired under the Plan is accumulated by payroll deductions over the six month offering period. The deductions under the Plan may not exceed ten percent of a participant's regular salary in effect at the commencement of an offering period. Subject to Article 9, a participant may not alter his or her rate of payroll deduction after the commencement of an offering period. Payroll deductions for a participant shall commence on the first payday following the offering date and shall continue to the end of the offering unless sooner terminated as provided in the Plan. All payroll deductions made by a participant are credited to his or her account under the Plan and, subject to Article 9, are ultimately added to the general funds of the Company. All payroll deductions received or held by the Company or a participating subsidiary, as the case may be, under the Plan may be used by the Company or such participating subsidiary for any corporate purpose.

     The number of shares of Common Stock which may be purchased by each participant under the Plan is that number of full shares which the accumulated payroll deductions in the participant's account at the end of the offering period will purchase at the applicable purchase price. If at the end of any offering period, there remains any unused payroll deductions representing a fractional share in a participant's account, such amount shall be rolled over to the participant's account in the next offering period and used to purchase full shares at the applicable purchase price in such offering period. In the event the number of shares to be purchased exceeds the number of shares available in the Plan, the Company will make a pro rata allocation of the remaining shares.




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     Notwithstanding the foregoing, no participant shall purchase under the Plan or any similar plan of the Company more than $25,000 worth of Common Stock in any calendar year, or 5,000 shares of Common Stock during any offering period, whichever is less.

ARTICLE 8 - AUTHORIZATION FOR PARTICIPATION

     An eligible employee may participate in the Plan by filling out, signing and delivering to the Payroll or Personnel Department, as appropriate, of the Company or participating subsidiary, as the case may be, an Authorization:

     a)   stating the percent to be deducted regularly from his or her pay;

     b) authorizing the purchase of shares of Common Stock for him or her in each offering period in accordance with the terms of the Plan; and

     c) specifying the exact name in which shares purchased for him or her are to be issued as provided under Article 10 hereof.

     The Authorization must be received by such Payroll or Personnel Department, as appropriate, at least 10 days before the commencement of the offering period. Unless a participant files a new Authorization or withdraws from the Plan, his or her payroll deductions and purchases under the Authorization he or she has on file under the Plan will continue as long as the Plan remains in effect.

     Notwithstanding the foregoing, a participating subsidiary that employs persons who are not U.S. citizens or residents may specify different procedures than those specified in the foregoing provisions of this Article 8 in order for eligible employees of such participating subsidiary to participate in the Plan.

     The Company or the participating subsidiary, as the case may be, will accumulate and hold for the participant's account the amounts deducted from his or her pay. No interest will be paid on such amounts.

ARTICLE 9 - WITHDRAWAL FROM THE PLAN

     A participant may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each offering period by delivering a Withdrawal Notice to the applicable Payroll or Personnel Department, in which event the Company or participating subsidiary, as the case may be, will promptly refund the entire balance of his or her deductions not theretofore used to purchase shares of Common Stock under the Plan.



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     A participant who withdraws from the Plan must file a new Authorization at least 10 days before the commencement of an offering period in order to re-enter the Plan. Notwithstanding anything herein to the contrary, following a withdrawal from the Plan by an officer of the Company, in whole or in part, such officer may not participate again in the Plan for at least six months from the date of withdrawal.

ARTICLE 10 - ISSUANCE OF SHARES OF COMMON STOCK

     A participant will receive Statements of Ownership for shares of Common Stock purchased under the Plan and may elect to receive stock certificates. Stock certificates, however, will not be furnished for shares purchased during offering periods commencing on or after August 1, 1995 until at least two years have elapsed from the date of purchase of such shares, unless the participant's employment with the Company or with a participating subsidiary is terminated involuntarily by the Company or by such subsidiary or the participating subsidiary is sold or transferred to an unrelated entity or otherwise disposed of or a hardship has occurred requiring a sale or transfer of the shares prior to the expiration of the two-year period.

     Shares of Common Stock purchased under the Plan will be issued only in the name of the participant, or if his or her Authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

ARTICLE 11 - NO TRANSFER OR ASSIGNMENT OF PARTICIPANT'S RIGHTS

     A participant's rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of by, any other person.

ARTICLE 12 - TERMINATION OF PARTICIPANT'S RIGHTS

     A participant's rights under the Plan will terminate when he or she ceases to be an employee because of retirement, resignation, lay-off, discharge, death, leave of absence, or for any other reason. A Withdrawal Notice will be considered as having been received from the participant on the day his or her employment ceases, and all payroll deductions not used to purchase shares of Common Stock will be refunded.

     If a participant's payroll deductions are interrupted by any legal process, a Withdrawal Notice will be considered as having been received from him or her on the day the interruption occurs.

ARTICLE 13 - TERMINATION AND AMENDMENTS TO THE PLAN

     The Plan may be terminated at any time by the Company's Board of Directors. The Board of Directors also reserves the right to amend the Plan from time to time, except with respect to the following matter, which shall require the affirmative vote




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of a majority of the votes cast at a duly held meeting of the Company's shareholders: any increase in the aggregate number of shares which may be issued under the Plan (other than an increase merely reflecting a change in capitalization such as a stock dividend or stock split-up).

ARTICLE 14 - LIMITATIONS ON SALE OR TRANSFER OF STOCK PURCHASED UNDER THE PLAN

     Shares of stock purchased under the Plan during offering periods commencing on or after August 1, 1995 must be held for at least two years from the date of purchase (i.e., the last day of the offering period), unless the participant's employment with the Company or with a participating subsidiary is terminated involuntarily by the Company or by such subsidiary or the participating subsidiary is sold or transferred to an unrelated entity or otherwise disposed of or a hardship occurs requiring an earlier sale or transfer of such shares of stock. Persons who have experienced a hardship and therefore wish to sell or transfer their shares prior to the expiration of the two-year period must notify the General Counsel of the Company (1000 Winter Street, Waltham, Massachusetts 02154) in writing of their intention to sell or transfer and the nature of the hardship. The General Counsel must consent to the sale or transfer. If there is a reasonable basis for believing that a hardship does not exist, the General Counsel may withhold his consent. In determining the existence of a hardship, the General Counsel generally will be guided by the standards set forth in Treasury Regulation 1.401(k)1(d)(2) promulgated by the Internal Revenue Service. If consent is granted, the Company may, at its option, purchase the shares at the market price for the shares at closing on the last trading date preceding receipt of the notification of intent to transfer.

ARTICLE 15 - COMPANY'S PAYMENT OF EXPENSES RELATED TO PLAN

     The Company or the participating subsidiary, as the case may be, will bear all costs of administering and carrying out the Plan.

ARTICLE 16 - PARTICIPATING SUBSIDIARIES

     The phrase "participating subsidiaries" shall mean any subsidiary of the Company, including a corporation that becomes a subsidiary after adoption of the Plan, which is designated by the Committee to participate in the Plan. The Committee shall have the power to make such designation before or after the Plan is approved by the shareholders of the Company.

ARTICLE 17 - CAPITAL CHANGES

     In the event of any change in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock of the Company, appropriate adjustments shall be made in the shares, and purchase price thereof, subject to purchase under the Plan.





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ARTICLE 18 - APPROVAL OF STOCKHOLDERS

     The Plan shall not take effect until approved by the shareholders of the Company by the affirmative vote of a majority of the votes cast, which approval must occur within the period beginning twelve months before and ending twelve months after the date the Plan is adopted by the Board of Directors of the Company.



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